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                                                                      Exhibit 5


                      Wolf, Block, Schorr and Solis-Cohen
                      Twelfth Floor, Packard Building
                      S.E. Corner 15th & Chestnut Streets
                      Philadelphia, PA 19102-2678
                      (215) 977-2000


                                  May 22, 1997


Piercing Pagoda, Inc.
3910 Adler Place
Bethlehem, PA 18017

        Re:  Registration Statement Under
             The Securities Act of 1933 on Form S-1,
             File No. 333-27213 (the "Registration Statement")
             -------------------------------------------------

Dear Sirs:

        As counsel to Piercing Padoga, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 1,782,500 shares of the Company's Common Stock, $.01 par value per share, including 650,000 shares (the "Primary Shares") which will be sold to the underwriters named in the Registration Statement (the "Underwriters") pursuant to the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and 900,000 shares (the "Secondary Shares") which will be sold to such Underwriters by certain stockholders (the "Selling Stockholders"), plus 97,500 shares (the "Company's Option Shares") for which the Underwriters have an option to purchase from the Company solely to cover over-allotments and 135,000 shares (the "Selling Stockholders' Option Shares") for which the underwriters have an option to purchase from the Selling Stockholders solely to cover over-allotments.

        In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended, its Amended and Restated Bylaws, resolutions of its Board of Directors and Stockholders, and such other documents and corporate records relating to the Company and the issuance and sale of the Primary Shares, the Secondary Shares, the Company's Option Shares and the Selling Stockholders' Option Shares as we have deemed appropriate for purposes of rendering this opinion.

        In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other
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Piercing Pagoda, Inc.
May 22, 1997
Page 2


copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

        Based upon the foregoing examination and the information thus supplied, it is our opinion that:

        1.  The presently outstanding Secondary Shares and Selling
Stockholders' Option Shares owned by the Selling Stockholders to be sold to the Underwriters are duly authorized, legally issued, fully paid and non-assessable.

        2. When the Primary Shares are sold to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

        3. When all or any part of the Company's Option Shares are sold to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

        We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        WOLF, BLOCK, SCHORR and SOLIS-COHEN